Exhibit 99.2

Transcript of Reis, Inc. First Quarter 2009 Financial Results Call May 8, 2009 2:00PM (Eastern Time)

Speakers: Mr. Lloyd Lynford, President and Chief Executive Officer Mr. Mark Cantaluppi, Vice President and Chief Financial Officer

OPERATOR:
Hello and welcome to the Reis, Inc. First Quarter 2009 Financial Results Conference Call.  All participants will be in a listen-only mode.  There will be an opportunity for you to ask questions at the end of today's presentation.  If you would like to ask a question during the question and answer session, please press “*” then “1” on your touchtone phone.  You will hear a tone to confirm that you have entered the list.  If you decide you want to withdraw your question please press “*” then “2.”  If you should need assistance during the conference, please signal an operator by pressing “*” then “0” now.  Please note this conference is being recorded.

Now I would like to turn the conference over to Mr. Lloyd Lynford.  Sir, you may begin.

LLOYD LYNFORD:
Good afternoon.  This is Lloyd Lynford, President and CEO of Reis.  Today we have with us Jonathan Garfield, Co-Founder and our Executive Vice President, Mark Cantaluppi, Reis’s Chief Financial Officer, and other members of Reis’s senior management team.

First, I need to provide our legal disclaimer.  Today's comments may include forward-looking statements which involve a number of risks and uncertainties and are based on currently available information and current management outlook or expectations.  Actual results may differ materially from those in the forward-looking statements.  In addition, we do not plan to update any forward-looking statements to reflect subsequent events or circumstances or if our expectations change.  For more information relating to the risks and uncertainties involved in our forward-looking statements and the company generally, please see the “Risk Factors” and “Forward-Looking Statements” sections of our recent filings with the SEC, including our first quarter 2009 Form 10-Q filed earlier today and our 2008 Form 10-K filed March 13, 2009.

This call is being broadcast live over the internet and will be available for replay for a period of time following the call.  A link to the webcast of this call as well as information on the replay is available at www.reis.com/events.  Earlier today, we filed our quarterly report on Form 10-Q and issued an earnings press release, copies of which can be found at the Investor Relations portion of our website.

Our presentation this afternoon will include my comments on Reis’s first quarter 2009 as well as current market conditions.  I will in turn ask Mark to speak about our three legacy real estate projects and review our financial performance.  Afterwards, we will open the telephone lines for your questions.

It’s been only eight weeks since our year end 2008 conference call, so I am going to be briefer with my remarks today.  We will as always be happy take questions in the Q&A session following our prepared remarks.

First, as you can see from our earnings release and 10-Q we had another strong quarter.  EBITDA for the Reis Services Segment, the engine of our company, was up 12% over the first quarter of 2008 and unchanged from the preceding quarter.  Testimony again to the message I have been delivering it seems each quarter during this painful contraction of our global economy -- objective, timely marked information matters.  It matters to buyers, sellers, and intermediaries.  It matters even when transaction volume is depressed and perhaps more so during those periods.  It matters to financial institutions that may be besieged on multiple fronts.

Why?  Because commercial real estate assets are large and -- even in securitized form --relatively illiquid assets that demand rigorous information to support price discovery for purposes of asset management and financial reporting, especially during periods when buying and selling activity is muted.

As evidence of this, our overall report usage grew in the first quarter of 2009 over the fourth quarter of 2008 and was consistent with the first quarter 2008 level.  Of course, conditions remain challenging in our space.  It is almost inconceivable that any business information vendor is not experiencing, to a greater or lesser extent, some of the pressures that we face as a result of ongoing cost cutting measures by our customers.

The global economic situation is putting pressure on our growth and pricing.  Indeed, commercial real estate may be a sector whose recovery will lag that of the general economy, but there are beginning to be signs that the recession may be bottoming out, which would clearly represent good news for the financial institutions that depend on Reis data.

Frankly, reading the daily tea leaves about the direction of the economy or real estate cannot distract us from our core mission -- to deliver the best market information and analytical products to the commercial real estate sector.  Therefore, we continue to be mindful of costs, always second nature to us, because we recognize that our EBITDA margin is an especially attractive feature of our company.  At the same time, we are not cutting corners.  We continue to perform our core research at the highest level and to develop our new product pipeline in order to position us for growth in the future.  We have maintained the quality of our data collection, analysis and report writing.  In addition, we continue to work on new products including our release later this month of coverage on 27 new shopping center markets to be followed by 35 more markets in August, bringing our total coverage to over 135 shopping center markets.

This retail market expansion follows our apartment market expansion in 2007 and our office market expansion in 2008.  These and other product enhancements allow us to maintain a leading position in the market and to differentiate our offering from those of our competitors.

We are making strides on shedding our legacy real estate projects, as Mark will discuss in more detail later on the call.  We have only 12 of the original 259 units left at Gold Peak in Colorado and we continue to work towards a bulk sale of our Claverack and East Lyme properties.

EBITDA for our Reis Services Segment was in excess of $3 million during the first quarter.  This represented a 47.5% EBITDA margin and 12% growth over first quarter 2008 EBITDA of approximately $2.7 million.  First quarter 2009 EBITDA was flat versus the fourth quarter of 2008.

I would now like to turn the call over to Mark Cantaluppi to discuss our real estate and our financial results.

MARK CANTALUPPI:	Thank you, Lloyd. As I have discussed on previous calls, we continue to make progress towards the objective of being “real estate free.” Specific positive development since the end of 2008 include:

▪	At Gold Peak, our Denver Project, we closed 6 units in the first quarter and since then we closed two more, leaving 12 left to sell. Of the remaining units, six are under contract as of yesterday.

▪
At East Lyme, we have two of the four homes in inventory under contract, with closings expected in the next few weeks.  Regarding the bulk sale initiatives at East Lyme and Claverack, activity has picked up over the last two months with multiple showings at both locations.  At this time it is too early to speculate if any of these inquiries and site visits will ultimately translate into a contract.

The other significant event is that we are debt free related to all real estate projects, with $4.2 million of payments made in April, in advance of the June 30, 2009 East Lyme maturity.  This was done to save on interest costs and fees and to release all debt related encumbrances on the East Lyme property.

We had to put up an additional $406,000 of cash to fully collateralize the $1,750,000 letter of credit requirement by the town.  However, we are in the process of dedicating an additional section of the roadway in the project.  Subsequently, we anticipate the town reducing the LC, which in turn will reduce the collateral requirement.  This will free up a portion of the restricted cash to be available for Reis, Inc.

In addition, we have continued to work to reduce project related operating and carrying costs at all three of our projects.  We expect to continue to reduce the real estate staff over the next few months, as we complete the sell out of Gold Peak and hopefully make progress on the bulk sales.

As of March 31, 2009, we have total assets of $5 million on the balance sheet for East Lyme, $2.9 million for Claverack and $1.8 million for Gold Peak, accounting for $9.7 million or just 8.3% of consolidated total assets at that date. Further reductions will come in the second quarter as we close on homes and units under contract and cash collateral is released.

As a reminder of a statement I made on our March 16, 2009 call, if we can sell the East Lyme and Claverack projects at the currently reported carrying amounts, they will generate over $21 million of tax losses that will be available to offset future taxable income on a consolidated basis, including profits generated at the Reis Services segment.  We believe these tax losses will not be subject to an annual limitation.

I will now briefly discuss our financial results.  The following financial information includes the actual results for the first quarter ended March 31, 2009 as compared to the results of the first quarter ended March 31, 2008 and the trailing quarter ended December 31, 2008.

Consolidated revenue for the first quarter of 2009 aggregated $7.9 million, which was comprised of subscription revenue of $6.4 million and sales revenue from residential development activities of $1.5 million.

During the 2008 period, consolidated revenue was $14.8 million, which was comprised of subscription revenue of $6.4 million and sales revenue from residential development activities of $8.4 million.

The lower revenue from our residential operations in 2009 resulted from having fewer available units at our Gold Peak projects as this project nears sell-out and the decision to stop development activities at our East Lyme and Claverack projects.

The company had consolidated net income of $277,000 for the first quarter of 2009 or $0.03 per basic share and $0.02 per fully diluted share.  This compares to net income of $448,000 for the first quarter of 2008 or $0.04 per basic share and $0.01 per diluted share.

The company also reports EBITDA which we believe is a useful measure to understand the financial performance of the Reis Services segment.  Since EBITDA is a non-GAAP financial measure, I must caution you as I do each call about its limitations.

In MD&A of our March 31, 2009 quarterly report on Form 10-Q and in our earnings release both issued earlier today, we included cautionary language about the use of EBITDA and Adjusted EBITDA as non-GAAP measures and present reconciliations of net income to EBITDA and Adjusted EBITDA for the appropriate quarterly periods.  Both our 10-Q and press release are available at the Investor Relations portion of our website at www.reis.com.

Following are additional performance metrics for the Reis Services segment.  EBITDA for Reis Services was $316,000 for the first quarter of 2009, representing a 47.5% margin and a 12% growth rate over first quarter 2008 EBITDA of $2,692,000.  The EBITDA margin improved from 42% to 47.5%.

Revenue was down slightly, by $56,000 or 0.9%, from the first quarter 2008.  Comparing the results of the first quarter of 2008 and the preceding fourth quarter of 2008, revenue also decreased $56,000 or 0.9%.  However, EBITDA was virtually unchanged between the two periods at just over $3 million.  The EBITDA margin improved slightly from 47.2% to 47.5%.

Our revenue trend was impacted by a reduction in our overall annual renewal rate over the latter part of 2008 and into 2009.  During 2008, our annual renewal rate for the year was 88% for all customers and 90% for our institutional customers.  For the trailing 12 months ended March 31, 2009, these rates slipped slightly to 87% for all customers and 88% for our institutional customers.

Also, the longer a customer remains a customer, the renewal rate improves.  Our customers of two or more years have a renewal rate on a trailing 12 months basis of 90% overall and 91% for institutional customers.

We believe that these are still strong numbers, especially under current conditions and in fact are in line with renewal rates and the trend in renewal rates reported by other leading subscription based business information companies.

We were able to maintain EBITDA as a result of the cost saving measures implemented in late 2008 and continuing into 2009.  We remain committed to challenging all costs; however, as Lloyd noted, we will not stop spending on product development and enhancement initiatives.

Following are some balance sheet statistics at March 31, 2009.  Stockholders’ equity was $73.7 million.  The company had approximately 10,799,000 common shares outstanding, which equates to a book value per share of $6.82.  Directors and senior management of the company beneficially own approximately 28.5% of the outstanding stock.

Total consolidated assets aggregated $117 million.  Cash and cash equivalents aggregated $24.4 million or $2.26 per share.  Customer receivables, net of allowances, aggregated $3.5 million at March 31st.  Write offs of bad debt were only $12,000 during the quarter and our aging continues to be consistent with our historic experience over the past few years. For comparison, for all of 2008, our bad debt expense was only $108,000 or 0.4% of 2008 annual revenue.

Our annual contract model provides a significant level of revenue visibility and predictability relative to future periods.  The company reported deferred revenue of $10.8 million.  Deferred revenue represents revenues from annual or longer term contracts for which we have billed and/or received payments from our customers related to services we will provide in the future.  It does not include an additional $10 million of revenue under contracts for which we have the contractual right to bill at a future date.  As time passes, deferred revenues are recognized as income, primarily on a straight line basis over contractual periods.

Total debt aggregated $26.4 million at March 31, 2009, of which $4.2 million related directly to the East Lyme projects and $21.9 million is the remaining outstanding balance of the Reis Services acquisition debt.

As I stated earlier, we retired the $4.2 million of project specific debt, positioning us well to further strengthen our balance sheet.  We will make scheduled quarterly principal payments on the Reis Services debt aggregating approximately $2.6 million during the remainder of 2009 and $6.3 million in 2010.  All of these debt payments can be made from our existing cash balance.

As a reminder, the Reis Services debt matures in September 2012 and has an interest rate of LIBOR plus 1.5% per annum.  For the first five months of 2009, we are paying interest at an “all in” effective rate on this debt of just under 2%.

Regarding the status of our $1.5 million stock repurchase program, life to date through March 31, 2009 we repurchased 217,923 shares at an average price of $2.81 per share.  We have been able to repurchase stock during the current blackout period as a result of a 10b5-1 plan put in place prior to our trading window black out.

Through Wednesday, May 6, 2009, we have cumulatively repurchased 237,823 shares at an average price of $2.91 per share.  We have approximately $808,000 of availability for future repurchases under this plan.  The number of shares purchased is limited on a daily basis to a percent of the four week trailing average trading volume.

We have purchased one large block of 194,000 shares at $2.63 per share in March; however, we have not had any other block purchases.  We continue to seek block purchases, even providing for the ability to do so in our 10b5-1 plan.  Our policy is that all such purchases must be negotiated through our designated broker.

One last item I would like to highlight is the year-over-year reduction in corporate G&A in the “Other” column of segment reporting in footnote 3 in our Form 10-Q.  The reduction from the 2008 first quarter to the 2009 first quarter is $386,000 or over $1.5 million on an annualized basis.  Still included in the $1,374,000 for the 2009 period is salary benefits and other unallocated overhead for the remaining real estate employees, as well as the public company costs.  Over the next few quarters, these total costs will be further reduced as a result of the ongoing implementation of our business plans, including a number of specific actions taken to date regarding real estate staff reductions and other G&A cost control measures.

With that, I will now open up the call for questions.

OPERATOR:	Thank you. At this time, if you would like to ask a question please press “*” then “1” on your touchtone phone. You will hear a tone to confirm that you have entered the list. If you decide you want to withdraw your question please press”*” then “2.” That is “*”

then “1” to ask a question or comment. We will now pause to allow parties to enter the queue. Our first question will come from Ross Haberman from Haberman Funds. Please go ahead.

ROSS HABERMAN:	How are you gentlemen?

LLOYD LYNFORD:	Fine, how are you Ross?

MARK CANTALUPPI:	Good Ross, how are you?

ROSS HABERMAN:	Okay, good. Just two quick questions. Mark I think you said you have cut about a million and a half out of your G&A so far. How much more will be coming out of it beyond that?

MARK CANTALUPPI:	You know that number we expect, over the next several quarters, to probably cut somewhere between another $800,000 to $1.2 million on an annual basis.

ROSS HABERMAN:	So, you are saying you could get it up to…you are saying as much as 2.7? I am just adding that to the $1.5 million you said you have already cut.

MARK CANTALUPPI:	Yes.

ROSS HABERMAN:
Okay.  And could you just go over, I am sorry, I didn’t hear you, you talked about the dollar amount per…investments in each of the three real estate projects.  I was wondering if you could just run over those numbers again.

MARK CANTALUPPI:	Sure. Hold on one second let me flip back to that.

ROSS HABERMAN	Sorry you just spoke too fast – I must have missed it

MARK CANTALUPPI:	$5 million was on the balance sheet for East Lyme.

ROSS HABERMAN:	East Lyme, okay.

MARK CANTALUPPI:	$2.9 million for Claverack.

ROSS HABERMAN:	Okay.

MARK CANTALUPPI:	And $1.8 million for Gold Peak; aggregate is $9.7 million or 8.3% of total consolidated assets.

ROSS HABERMAN:	Okay. And again are you any closer today to a bulk sale than you were two or three…or four, five months ago?

MARK CANTALUPPI:
You know over the last couple of months like I said in the call, we have seen activity; we’re showing the property and people kicking the tires moreso than we had back in the fall or before then.  I remain cautiously optimistic that hopefully there will be a day in the near future that we will be able to report something positive.

ROSS HABERMAN:	Have you had to make any further adjustments to the valuations in this quarter?

MARK CANTALUPPI:	No.

ROSS HABERMAN:	So the implication is you are comfortable that you can hopefully achieve those types of values, today at least?

MARK CANTALUPPI:	I’m satisfied with where we are today on an overall basis against where we took the impairment write downs to at December 31st.

ROSS HABERMAN:	Okay, and just one quick question for Lloyd. Lloyd, what is the average price reduction you’re seeing on renewals contracts on Reis today?

LLOYD LYNFORD:	I don’t know that the average renewal is a reduction.

ROSS HABERMAN:	Okay.

LLOYD LYNFORD:	So, I don’t know that I would specify it that way. The way we kind of view it is that those numbers that Mark was going through represent blended rates of both the percentage of…it includes both the…

MARK CANTALUPPI:	It’s revenue dollars renewed.

LLOYD LYNFORD:	Revenue dollars renewed.

ROSS HABERMAN:	Okay.

LLOYD LYNFORD:	So yeah, okay.

ROSS HABERMAN:	Okay, all right, thanks guys… nice quarter.

MARK CANTALUPPI:	Thank you.

LLOYD LYNFORD:	Thank you.

OPERATOR:	Our next question will come from Pat McLochlin from UBS. Please go ahead.

PAT McLOCHLIN:
Thank you.  Lloyd, I’ve got two questions, but to expand on the previous question.  The renewal rate reduction is not a reduction but are we not putting, along a Bloomberg model, more benefit to the user for the same price or am I wrong on that?

LLOYD LYNFORD:
Yeah, pretty much, what we are not doing is…the enhancements and improvements that we’ve been announcing are not being just loaded into the system to the benefit of existing clients.  So we are not just giving them additional content for no additional money.  In fact, what, I think we may have talked about this on our previous call but it is worth restating, you know, as we introduce some of these new products we are specifically going out and attempting to sell them to new customers, but we don’t want to do what your question infers.  We don’t want to just be giving away new product because then we are spending dollars, but we are not really going to get a pathway to monetization.  So no, when we report renewal rates, the renewal rates are for constant services.

PAT McLOCHLIN:
Okay that’s great.  Second question is, given all of what’s going on in the mortgage backed market and the fact that a large number of non-traditional players are going to be directing a lot of resources to participating and solving the problem, they are going to need to know what the properties behind these mortgages are all about, and there were some discussion about how you were to approach this new market opportunity and I am curious as to whether or not there has been any formulation of how to go about it or is it still in the formative stage?

LLOYD LYNFORD:
Well I would say more to the point…we continue to get a fair amount of what I’ll call interest from non-traditional commercial real estate investors, particularly hedge funds that might not have been in this space before and so that has been an area where we have seen some activity and growth.  Although I want to caution and say, well, a lot of these funds are yet to really deploy capital in a significant way and it usually requires you know the kind of getting up, tiptoeing up to the starting line or deploying capital before they really become very, very active in the market.  The TARP and TALF programs, I absolutely concur with your assessment.  I mean I’ve been through the RTC days -- when you see the kind of leverage that the government is making available, there is a lot of interest and activity and will be by buyers coming to take these assets.  What is less clear is exactly what the mechanism is by which these auctions and these sales are going to be made.  A lot of people are scurrying around to figure out what the government program is, the accreditation process of who is going to be able to participate has been revised on a number of occasion.  How the analytics to set floor prices in the auctions is done is not clear.  So, I would say from a point of view of really going out to the TALF and TARP buyers, it’s still in its earlier stages, but I would say more generally the mobilization of capital around these assets is occurring at a quickening pace and makes us somewhat optimistic for the latter part of this year.  I think we are going to need a little bit more clarification on how the programs are going to work before we are really, really able to target those very specific buyers.

PAT McLOCHLIN:	Have you signed up any of these types of buyers yet?

LLOYD LYNFORD:	Yes. I mean some hedge funds that have articulated the fact that they want to participate in this program.

PAT McLOCHLIN:	Okay, great. Thank you.

OPERATOR:
Again as a reminder, if you would like to ask a question, please press “*” then “1” on your touchtone phone.  You will hear a tone to confirm that you have entered the list.  If you decide you want to withdraw your question, please press “*” then “2.”  That is “*” then “1” to ask a question or a comment.

We show no further questions at this time.  I would like to turn the conference back over to Mr. Lynford for any closing remarks.

LLOYD LYNFORD:
Thank you all who have participated in our call this afternoon.  As always, Mark and I are available to speak to current and prospective stockholders of Reis and we will be happy to answer your questions within the parameters regarding selective disclosure.

In summary, we are pleased to report that our core business, Reis Services, continues to generate steady recurring revenues and EBITDA performance.  Despite the reduction in commercial real estate transaction volume, our products continues to be a ‘must have’ for players in the industry, driven by the persistent need for accurate and reliable real estate market information.  In addition, we are making definite progress toward exiting the residential development business.  We look forward to talking to you again in mid August.

Thank you and have a good afternoon.

OPERATOR:	The conference is now concluded. Thank you for attending today’s presentation. You may now disconnect.

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